ENTERPRISE FINANCIAL SERVICES CORP

Moderator: Peter Benoist
January 24, 2013
3:30 p.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Enterprise Financial Earnings call.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I'll now turn the call over to Peter Benoist, Chief Executive Officer. Please go ahead sir.

Peter Benoist:
Good afternoon everybody and thank you for joining our Q4 earnings call. Before we begin I'd like to dispense with our legal disclaimers and remind all listeners that during this call, we'll be making forward-looking statements. Actual results may differ materially from results contemplated in our forward-looking statements, and as a result various important factors including those described in our 2011 annual report and our Form 10-K and in subsequent filings with the SEC.

Forward-looking statements speak only as of today, Thursday, January 24, 2013 and the Company undertakes no obligation to update them in light of new information or future events.

I'd also like to remind you that you can find a copy of our fourth quarter press release which includes reconciliations of non-GAAP financial measures referred in this conference call in the Investor Relations section of our website.

Joining me on the call this afternoon are Frank Sanfilippo, our Chief Financial Officer, and Steve Marsh, Head of our Bank and Chief Credit Officer. Both of whom will also be making comments on our results for the quarter and for the year.

I characterize our Q4 results all in as solid. Core performance continued to show positive trends and was consistent with those exhibited throughout the year. Portfolio loans increased $119 million or 6 percent annualized for the quarter and 11 percent for the full year.

More importantly commercial and industrial loans grow $82.5 million or 9 percent annualized for the quarter and 26 percent year-over-year as our focus on market share growth and continuing strength in the specialty lending areas of commercial finance, enterprise value lending, and life insurance premium finance all performed quite well.

Commercial industrial or C&I loans now represent 46 percent of our total loan book and we believe that over the long term the sustainability and multi cross sell opportunities represented by high quality C&I business creates the best shareholder value over time. While some of the fourth quarter loan growth can be attributed to year-end tax planning, loan pipelines continue to remain strong as we enter into 2013.

A continued focus on specialty lending strategies such as asset based lending and structured finance along with maintaining pricing discipline on traditional C&I credits is intended to help mitigate competitive pricing pressures which we do expect to continue. From a funding perspective we continue to improve our deposit mix. Noninterest bearing demand deposits grew $66 million or 11 percent annualized during the quarter and 17 percent on a year-over-year basis. Demand deposits now represent 26 percent of our total deposit book.

Combined interest bearing transactions on money market deposits increased $76 million or 6 percent on annualized during the quarter and now represent 52 percent of total deposits. We reduced higher cost CDs 5 percent on a linked quarter basis and 29 percent since the end of last year. While reported net interest margins increased 18 basis points for the linked quarter primarily as a result of accelerations on the covered loan book, we did see a six basis point drop in our non-covered loan yields.

Partially offsetting this however was a five basis point decline in deposit cost during the quarter. On a year-over-year basis we reduced our overall cost of liabilities by 28 basis points. You'll note in the release that we have changed our calculation of core net interest margin by adjusting the covered loan yields to the contractual note rate computed on the fair value of the loans.

On this basis core net interest margin declined seven basis points during the quarter but on a year-over-year basis increased eight basis points as a result of better earning asset mix and lower funding costs. While asset quality deteriorated modestly during the quarter with nonperforming loans increasing $6.6 million the nonperforming loans to total loan ratio remains very manageable at 1.84 percent.

Non-covered other real estate decreased $3.2 million or 26 percent to $9.3 million during the quarter and nonperforming assets increased slightly to 1.44 percent of assets from 1.40 percent in the prior quarter. Net charge-offs increased to 5.8 million or 1.15 percent of loans annualized during the quarter and were consistent with our expectations. Net charge-offs totaled $12.4 million or 64 basis points of average loans for the full year compared to $18.1 million and 99 basis points in 2011.

Steve Marsh will be commenting more fully on loan activity, loan pricing, and asset quality trends for the quarter and for the year. You'll note that accelerations on the covered book were strong again in the quarter at just under $10 million partially offset by an $8 million reduction in the FDIC loss share receivable. Accelerated payoffs were particularly strong in the First National Bank of Olathe portfolio during the quarter.

On a life to date basis our recovery efforts in the covered book have produced $67 million in net revenue to the Company as our tables have shown. I'd remind you that this $67 million ignores funding costs and the cost of servicing the portfolio. Total loans under loss share agreements have declined 33 percent year-over-year to $201 million while covered other real estate has decreased $19 million or 53 percent over that same period as loan collections and other real estate sales activity continues to progress well.

Finally from a capital perspective and as previously announced we completed the redemption of all of the outstanding preferred stock under the treasury capital purchase program in November. The related warrants issued to the U.S. Treasury were repurchased this month.

I've asked Steve Marsh to comment more fully on loan growth, on asset quality and also his comments on the general business climate as well. So I'll turn it over to you, Steve.

Steve Marsh:
OK, thank you, Peter. My comments are related to the organic portfolio. As Peter mentioned, we ended the year with the loan portfolio organic of $2.1 billion. For the year we've increased the loan book $209 million or 11 percent. The growth was as Peter mentioned driven largely by growth in the C&I portfolio.

For the year C&I loans were up almost $200 million or 26 percent. Looking at just the fourth quarter, growth again was robust with $82 million in growth. In the fourth quarter all loan categories increased but the main driver continues to be C&I growth. This is a continuation of our strategy to reposition our portfolio away from real estate to C&I where we feel we have deeper relationships.

Asset quality - nonperforming assets were $38 million. This is up slightly from $32 million at the end of the third quarter. In the quarter, six new nonperforming assets were added to the nonperforming book. They were distributed among all three regions. So two were in Arizona, two were in Kansas City, and two were in St. Louis. Of the six new ones, two were C&I, four were commercial real estate.

The largest one was 4.7 million. We feel that there is enough disparity there to allay any concerns about any future trends. Although we were disappointed that nonperformers were higher, this kind of activity is not unusual. This kind of lumpiness is not unusual in a commercial bank.

Looking at the entire year, nonperforming levels have improved from 2.19 at the end of last year to 1.84 at December 31, 2012. By class, nonperforming loans are still concentrated in the real estate area. Peter talked about the real estate sales so we, at the end of the year we're at 9.3 million of other real estate owned. This is down significantly from $17.2 million at the end of 2011.

During the quarter we sold $7.9 million worth of other real estate owned for a loss of $1 million. For the entire year, the Bank sold organically $20.9 million for a gain of 144,000. We believe this indicates our commitment to realistically deal with the other real estate owned and we have a bias to sell.

Looking at the entire picture of nonperforming assets, nonperforming assets at the end of the year were 1.44 down from 1.74 at the end of 2011 giving evidence to the upstart claim that we feel better about credit quality.

Provision in the fourth quarter was $5.9 million. This is versus $1 million at the end of third quarter. The increase was largely driven by the six nonperforming loans that I discussed earlier. At the end of the year the allowance was 1.63 percent of loans and that allowance covered about 89 percent of our nonperformers. We feel comfortable with that.

In general looking at the quarter and the year, we are encouraged by the good growth especially in C&I. In the fourth quarter, the growth really came from all three of our markets, Arizona, Kansas City, and St. Louis. Undoubtably as Peter mentioned some of the spurt in loan growth at the end of the year was due to the financial year-end and tax planning. We are unlikely to see that level of activity in the first quarter of 2013.

In Kansas City, in the fourth quarter-structured finance of what we call enterprise value lending was especially robust and it's good to see that activity spread from St. Louis to Kansas City.

Another driver of growth in the quarter was the merger activity of the regional banks in our footprint which continues to create dislocation at least for the short-term future. Life insurance premium finance was strong in the fourth quarter as it was in the entire year. And I think it's a good example of where our lending niche gives us the opportunity to grow based on knowledge of the products rather than just pricing.

Our pipeline remains strong for the first quarter but I don't expect loan growth to be as strong in 2013 as we saw in 2012. In terms of concerns, nothing is ever perfect, loan pricing remains very competitive especially for high quality C&I transactions. The economy is slow and many of our customers are concerned or cautious about expansion plans. And so that will be mitigating on usage of lines.

So at this point I'd like to turn it over to Frank who will go through the numbers in more detail. Happy to answer questions.

Frank Sanfilippo:
Thank you, Steve, and good afternoon everyone. I'm going to supplement some of Peter's comments in various areas that should be of interest to you. Let's start with the covered assets. The yield on covered loans was 33.4 percent in the fourth quarter or 14.9 percent excluding the effects of the accelerated cash flows due to prepayments.

At December 31, 2012, we still have $79 million of accretable yield to recognize over the life of the portfolio. We do continue to increase the prepayment rate assumption used to project cash flows each quarter. As a result of these accelerations we keep seeing, and that is one reason why we have seen the base yield on this portfolio continue to rise during the last several quarters to the 14.9 percent we realized in the fourth quarter of this year.

The change in the FDIC loss share receivable which is part of noninterest income was a negative $8.1 million for the fourth quarter. The quarter results included $4.6 million of negative accretion, net, associated with those accelerated cash flows up in interest income in the provision recorded in the quarter.

Excluding this amount the negative accretion of $3.5 million for the quarter was consistent with negative accretion on the indemnification asset seen in the prior quarter. Remember, that this negative accretion is adjusting the indemnification asset downward over its prospective life by the Bank to match the expected reimbursement of losses from the FDIC under the loss share agreements.

In regards to net interest income I would add a couple of things. I would note that the loan growth in the organic non-covered portfolio more than offset the decline in the covered loan portfolio during 2012. This obviously helps maintain a stronger earning asset mix.

Interest bearing transaction deposit costs were 35 basis points in the quarter down from 38 basis points in the linked third quarter and we believe there is still some room for those to fall. Finally, the securities yield in the quarter was down 19 basis points to 1.82 percent due to heavier prepayments on mortgage-backed securities with premiums and a higher mix of short-term agency securities at lower yields that we invested in to absorb some of that excess liquidity we had for most of the quarter.

Moving on to noninterest income, wealth management income was essentially flat with the linked third quarter. I would note however, AUM has slowly increased over the past several quarters with new sales activity and market gains and the higher AUA or assets under administration at quarter end reflects a new large custodial count some of which will decline in 2013.

The rest of other noninterest income was down $11.4 million from the linked fourth quarter. $10 million of that decrease related to the previously mentioned change in FDIC receivables. $1.7 million of the decline related to net losses in the fourth quarter versus net gains in the third which Steve noted. And finally we had a $700,000 increase in the gains on sales tax credits which is typically seen in the first and fourth quarters of the year and is consistent with client state tax planning around year end.

Turning to noninterest expense, our run rate for the last three quarters prior to the fourth was around $21.3 million and our guidance for the fourth quarter was between $20 million and $22 million. The fourth quarter noninterest expense was $22.6 million and the excess over guidance related to a $575,000 accrual for an FDIC claw back liability.

Under the FDIC loss share agreement there are provisions in these agreements driven off the FDIC's inherent loss estimate that's used during the bidding process for all bidders and our ultimate winning bid that allow the FDIC to share in our economic gain at the end of the 10 year term. This accrual reflects that estimate on one of our bank agreements.

Compensation and benefits were $500,000 lower in the fourth quarter versus the linked third quarter due primarily to variable compensation true ups. And then other noninterest expenses are up roughly $2 million on a linked quarter basis and reflected the claw back liability I just discussed, some increase in loan, legal and professional expense during the quarter and about $600,000 in various year-end accruals that I would consider one time in nature.

On capital the decline in regulatory ratios reflect the TARP pay off and the decline in the TCE and Tier 1 common ratios from the linked third quarter reflect our increase in assets during the fourth quarter due to net deposit inflows that we have seen in prior fourth quarters. Our views on capital levels have not changed from prior guidance given in our last 10-Q, that is we are targeting a 7 percent TC ratio by end of 2014 assuming the pay off of TARP which obviously already happened and continued less focus on acquisition activity.

Obviously earnings growth must be greater than asset growth to achieve this goal. And finally, I would comment that the EPS calculation was impacted negatively by approximately 3 cents due to the accelerated accretion on our preferred stock with the unwind of TARP during the quarter.

So that's all we have as far as comments. So we will now open it up for questions.

Operator:	As a reminder if you would like to ask a question please press star then the number one on your telephone keypad. Your first question comes from the line of Steven Geyen of Stifel Nicolaus.

Steven Geyen:	Good afternoon.

Steve Marsh:	Good afternoon.

Frank Sanfilippo:	Hey Steven.

(Steven Geyen):
Frank, if you could give us some additional thoughts on, you talked about the deposits costs coming down a little bit and you know pressure on the loan yields and maybe some run off in the secured portfolio being reinvested or were potentially being put to use in loan growth. How should we look at the margin for 2013?

Frank Sanfilippo:
Well, Steven I'm going to have to unfortunately leave that to you guys. We're not going to give any forward-looking guidance relative to the margin. We hope that we provide you know through the trends that we provide and the comments that we made today, that you will be able to draw your own conclusions at this point.

(Steven Geyen):	Maybe I'll go from a different direction. What do you think the cash flows are in 2013 for the security portfolio?

Frank Sanfilippo:	I do not know that off the top of my head. I guess, well, yes, I don't know that off the top of my head (Steven).

(Steven Geyen):	OK.

Frank Sanfilippo:	Follow up question on that.

(Steven Geyen):
Sure. A question on credit, I was just curious if there was any back fill in the watch list credits. You know some of the watch list credits move to nonperforming. What did, how did the watch list end the quarter relative toward you began?

Steve Marsh:	It's about the same. About the same…

(Steven Geyen):	Sorry.

Steve Marsh:	No major change one way or the other.

(Steven Geyen):	So do I understand that correctly that there was some back fill then? That there is some credits…

Steve Marsh:	Yes.

(Steven Geyen):	Moved out but there was some additional back fill?

Steve Marsh:	That's correct.

(Steven Geyen):	OK and last question maybe for Frank. You know talking about the $575,000.

Frank Sanfilippo:	Yes.

(Steven Geyen):
I'm just curious if there is anything that in particular that drives that or if it's just kind of the whole performance of the portfolio. Is it driven by paydowns. Is it driven by credit? And is it likely to occur again in future quarters if there is a positive adjustment in the pay, the prepayment speeds.

Frank Sanfilippo:
The main thing that affects it (Steven) are the level of estimated losses which we reproject every quarter as part of our recasting process. Then it really just formulaic in the agreements and we plug in those numbers and we look at it quarterly. And then obviously because of time value money present valuing them so we just have to, we have to do that task under all four agreements each quarter. One of these hit this quarter as described and we will then just true that up each quarter going forward. So if losses continue to you know get better or you know perform better, then yes, you could expect some increase there.

(Steven Geyen):	OK. Thank you.

Frank Sanfilippo:	Yes.

Operator:	Your next question comes from the line of Chris McGratty of KBW.

Chris McGratty:	Good afternoon, guys.

Frank Sanfilippo:	Hi, Chris.

Peter Benoist:	Good afternoon.

Chris McGratty:
Frank I think in the past you've given or at least last quarter you gave some expense guidance. Maybe I missed it in your prepared remarks but can you maybe help us with kind of a run rate going forward for the expenses?

Frank Sanfilippo:
I'll have to say again we're not going to provide a specific run rate forward-looking statement. I guess once again given the comments I made I did comment that about 600,000 of the run up was related to various accruals that I considered one time in nature. And then we had the $575,000 claw back which is as I described to (Steven) previously, you know you could see something there. But other than that I made no comment. So you have to you know draw on it from the trends and what you normally see in fourth quarters.

Chris McGratty:
OK and then is fair to assume you know staying with the income guidance, I know the indemnification volatilities is pretty significant. Any color on the magnitude going forward of the negative in fees or anything you could help us with there.

Frank Sanfilippo:	No, I would just say that once again commenting on what we said here in the quarter is that with losses continuing to come down you will see negative accretion.

Chris McGratty:	OK.

Frank Sanfilippo:	And you know it's been at least fairly consistent the last couple of quarters so I would you know use your trends and take your best estimate from there.

Chris McGratty:
Fair enough. One last one just on kind of the longer-term strategy, it sounds like deals continue not to be considered. You're building the capital from you know six to seven over the next you know eight quarters. To me that feels like balance sheet, the mix may change but the size may not change that much. Is that a fair assessment? I guess maybe you could walk us through kind of the next step of growth for the company.

Frank Sanfilippo:
I would, I guess I would, it is certainly an internal focus so less, you know certainly less focus on acquisitions so I think that's correct. And then as far as the growth you know we've spent the last really, we've seen it certainly over the last year where it's really just been a shift in earning asset mix. You haven't seen assets grow. You've actually seen them shrink.

The fourth quarter assets grew. We saw a little bit of a reduction in the TC ratio as a result. We do see swells in the fourth quarter where you know deposit inflows come in and then they run out to some degree in the first quarter. So I would say going forward I think there is a little bit of room relative to our earning asset mix.

Remember you've got the covered book declining. We commented on the growth in the organic book. And as a percentage of our earning assets we're pretty well positioned in the loan perspective. It could get a little better. So you're going to have to see some balance sheet growth in order to continue to drive earning growth which has to be greater than the asset growth. So does that make sense or does that …

Chris McGratty:	Yes. I'm just trying to reconcile. Can you get to 7 percent with incremental balance sheet growth at this level of profitability? You're saying on an organic basis you can? Am I hearing you right?

Frank Sanfilippo:	Steve?

Steve Marsh:	Yes. Earnings, I'm sorry, earnings growth has to be greater, right, has to be greater, right, by then the asset growth that we experience. So it's higher profitability on the same level of assets.

Chris McGratty:	OK.

Steve Marsh:	Or slightly growing level of assets.

Chris McGratty:	OK. Fair enough. Thanks a lot.

Steve Marsh:	Yes.

Operator:	Your next question comes from the line of Andrew Liesch from Sandler O'Neill

Andrew Liesch:	Hi, guys, thanks for taking my questions.

Steve Marsh:	No problem.

Andrew Liesch:
I remember you saying I don't know maybe the last few months of 2012 that the markets were getting a little bit better and you were going to try to dispose of some of, or charge-off your classifieds. Is that trend going to continue into early this year?

Steve Marsh:	Yes. We would aggressively try to deal with the nonperformers and would be willing to take higher charge-offs if that allows us to get a nonperformer off the books. So that strategy will continue.

Andrew Liesch:
Got you. And then it looked like some of this non-covered loan growth came in towards the end of the quarter but I'm curious if some of it is just tax planning purposes. Will those loan balances be paid down early in the first quarter so you really wouldn't get much benefit from there?

Steve Marsh:
Yes. It was driven by that. It had to close by year-end but I don't expect them to go away in the first month or two, that they were acquisitions that needed to get close by year-end for the old tax rule but the new loan that we made to the buyer should stick.

Andrew Liesch:	Got you. OK. Thank you. But so it seems like you'll get the full quarter benefit of that in the first quarter.

Steve Marsh:	That is correct. And you're right. December was as heavy month. You're right.

Andrew Liesch:	Got you. Oh, thank you very much for taking my questions.

Steve Marsh:	Yes.

Operator:	Your next question comes from the line of Jeff Lewis of BA Davidson.

Jeff Lewis:	Hi, Good afternoon.

Steve Marsh:	Hi, Jeff.

Jeff Lewis:
Maybe a couple of questions for Steve regarding the credit side. You know you outlined the number of NPAs added really from each of your markets. Would you say that that's a pretty accurate portrayal that you know credit issues popping up pretty balanced or is there one region you point to as head or behind…

Steve Marsh:	Yes, in this quarter, this quarter the nonperforming loans really came from each of the regions. So it was pretty balanced where they came from.

Jeff Lewis:	And you think that if you had to get a read on the credit landscape you say that's accurate going forward.

Steve Marsh:
Yes. You know Arizona continues to be weak in terms of specialty real estate stuff and Kansas City tends to be a little bit weaker. So we were always a little more real estate oriented in Kansas City because it was a little more of a growth market, a little more C&I in St. Louis.

Peter Benoist:	I think it's fair to say too that in Kansas City we have a heavier adjustment in real estate credits.

Steve Marsh:	Right.

Peter Benoist:	Which is where we generally tend to see more of the issues.

Jeff Lewis:	And then Steve, any sort of larger resolutions anticipated or is it kind of…

Steve Marsh:	I'd love to comment on that but we do think one of them has a resolution this quarter is possible.

Jeff Lewis:	Got you. Don't want to scare any of those away.

Steve Marsh:	Exactly.

Jeff Lewis:	OK, and then, then just one quick for Frank. You know in the tax rate for 2013 is 32.5 percent a good number to use?

Frank Sanfilippo:
Yes. Jeff I would if you look at last year's fourth quarter we usually see a reduction in the effective tax rate or at least we have the last you know this past fourth quarter as well as last year due to some lapse so we can release some FIN 48 reserves.

We also had a reduction in our, which is more of a one time event, we had a reduction in our state tax, deferred tax valuation reserve that we had on state about $300 thousand. So I would think you know the effective tax rate you've seen earlier or the blended for the year would be a better one you know a good one to use.

Jeff Lewis:	Sure. OK. So run a little higher the first three quarters and then maybe somewhat of a true up or an impact to lower that in the …

Frank Sanfilippo:	Yes. I mean that's what we've seen you know over the last eight quarters, kind of run that way.

Jeff Lewis:	Yes. OK. Thank you.

Frank Sanfilippo:	Yes.

Operator:	Your next question comes from the line of Bryan Martin of FFIG Partners.

Bryan Martin:	Hi, guys.

Frank Sanfilippo:	Hi, Bryan.

Steve Marsh:	Hi, Bryan.

Bryan Martin:
Hey, can - I guess we - I don't know who, who can comment on just the covered portfolio, just kind of the run off you expect you know I guess is the run way for the last couple quarters a good level of think about going forward. You know I guess as we kind of model that or…

Frank Sanfilippo:	Bryan, I think the last time, whatever and I'm trying to remember exactly when it was, we do have an 8K out there from I know its several months old now.

Bryan Martin:	Yes.

Frank Sanfilippo:
And we'll probably up, we will updated that guidance probably in our K but I think if you look at those you know the last two or three of these that we've provided over the past year, I think it can give you a sense and it moves around some based on the prepayments and the recasting of cash flows but I don't believe it's drastically changed. So I think that can still give you a decent you know read on it.

Bryan Martin:	OK, that's what I was just curious. OK …

Frank Sanfilippo:	Yes.

Bryan Martin: And then maybe just if I heard it right from Steve. I don't know whether you look at the rates are substandard but I guess when I look at the substandard of the classified assets in the quarter, Steve, I guess was there a, was there material change in that number. I guess or was that what you were saying on the watch. I just want to clarify…

Steve Marsh:	It's about the same. That level is about the same.

Bryan Martin:	OK so the classified asset didn't move much at all even though…

Steve Marsh:	That's correct. That's correct.

Bryan Martin:
OK and then you know Peter just more of a bigger picture question. You know the C&I balance has grown you know real nicely the last year or you know even two years I guess. You know is there, is there a concentration level that you don't want to go above on that C&I portfolio.

I mean does at some point do you begin to look at and I know you've been shying away from you know the real estate, you know that was part of the problem on the downturn but I guess how do we think about that you know just longer term. I mean we, do we expect that to continue to grow.

Peter Benoist:
Yes, Bryan in the aggregate I'd say no but we do set limits by subsector within C&I based on risk assessments. So you know we do have monitors on that in terms of limits beyond which we're not willing to go. I don't know that there is any particular sector we're concerned about right now from a risk perspective but it is something we watch.

Bryan Martin:	OK, but that macro level, that 46 level is probably a decent level to make and you're not expecting that to grow that you know a significant amount from the current level.

Peter Benoist:	I wouldn't say significant, no.

Bryan Martin:
OK. OK and then just one last thing, you know that year end tax activity that kind of state tax activity I guess does that, does that change the outlook that you know it usually happens first and fourth quarter. Does that change the dynamics in the second quarter if some of that got closed or are we thinking about that wrong?

Peter Benoist:	No it's still about, it's still the first quarter and fourth quarter primarily.

Bryan Martin:	OK, so, so …

Peter Benoist:	So the balance…

Bryan Martin:	So

Peter Benoist:	Go ahead.

Bryan Martin:	I'm sorry.

Peter Benoist:	That's all right.

Bryan Martin:	So if some of it came on the fourth quarter does not you know should not have been normally put into I guess, you would still expect the same trends in the first quarter that you normally see.

Peter Benoist:	Correct…

Peter Benoist:	I think it's about 6 million in credits we sold in the fourth quarter and I think there is another you know 6 million to 8 million in the first. So that's consistent.

Frank Sanfilippo:	We're not aware of any first quarter …

Peter Benoist:	Big moves, yes…

Frank Sanfilippo:	…from the last quarter.

Peter Benoist:	Right.

Bryan Martin:
OK and then maybe just lastly you know kind of from a, a macro perspective I mean what are the priorities as you guys look at them in 2013. I mean I guess if you kind of outlined the top two or three priorities for I guess when we look back at them in 2013 you're looking to accomplish what. What are those?

Peter Benoist:
Yes. I'd say our focus is obviously on core profitability. And it's consistent with what we've said call after call. Quality C&I loan growth on a relationship only basis, disciplined pricing as it relates to the loan book, continue to bring down funding costs to the best of our ability being aware of liquidity issues, managing expenses as efficiently as we possibly can and obviously monitoring and maintaining risk levels that are appropriate.

Bryan Martin:	OK, that's all I have. Thanks you guys.

Peter Benoist:	Thank you.

Steve Marsh:	Thank you.

Frank Sanfilippo:	Thank you.

Operator:	Once again if you would like to ask a question, please press star one on your telephone keypad. Your next question comes from the line (Greg Cole) of Sidoti and Company.

(Greg Cole):	Hi, thanks for having me.

Steve Marsh:	Yes.

Peter Benoist:	Yes.

(Greg Cole):	A quick question on the accelerated cash flows. Is this pretty much, is it your covered loan clients, are they refinancing with other banks. Is that really what's driving this?

Peter Benoist:	There is some of that certainly. Steve would you…

Steve Marsh:	Sales of the real estate itself, refinancing to other banks, really sales would be probably the primary driver. The property sold to a new buyer.

(Greg Cole):	OK. All right. And I mean do you see that continuing going forward, the level of sales?

Frank Sanfilippo:	Certainly there will be accelerations going forward. That's clear. The difficult part is the level (Greg).

Steve Marsh:
Yes. I think it's fair to say as we commented most of the, most of the accelerations were in the FNBO portfolio which was the most recently acquired portfolio. So we would expect probably that to continue but you know to Frank's comment, I mean it's really hard to predict these sales.

Frank Sanfilippo:	That truly is lumpy. That truly is lumpy.

(Greg Cole):
OK. All right. And then just, I know you've mentioned multiple times on here today that C&I growth is your main priority above real estate but your nonperformers have dropped pretty substantially in the construction portfolio from last quarter to this quarter and are getting down towards a better level. Are you looking to, I mean do you have any interest in building that portfolio up?

Frank Sanfilippo:
Yes, on a selective basis and you saw in the fourth quarter that we did do some construction loans and some investment real estate. So, on a selective basis very much so. If it's construction it would have to be non-speculative. We have some existing customers that are expanding and you know have some subdivisions that we're building out. So construction will, will be there. It'll, but it'll be on a selective basis. But we have never had a prohibition on, on construction loans or investment loans.

(Greg Cole):	OK.

Peter Benoist:	The tax credit niche has some.

Frank Sanfilippo:	And that was some of the power in the fourth quarter the real estate growth their way, they were tax driven, tax credit driven deals.

(Greg Cole):	OK, all right so, so nothing, nothing too major to, to help measure margins out a little bit from that side?

Frank Sanfilippo:
Yes, even, but this the construction loans that we did to existing customers you can get a little bit better pricing as I'm sure you know. And investment real estate you can get a little bit better pricing, so. They, we did help there. It did help there.

(Greg Cole):	OK, all right. Thank you very much.

Frank Sanfilippo:	Thank you.

Operator:	At this time there are no further questions. I'll now return the call to management for any closing remarks.

Peter Benoist:
Nothing specific. We think we're off to a good start this year. I think we're optimistic as it relates to our current view of the markets. We'd just like to again thank you for your interest in the EFSC and for joining us on the call today. Thanks very much.

Operator:	Thank you for joining in today's conference call. You may now disconnect.

END